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                                                                     Exhibit 3.8




                            GOLFSMITH HOLDINGS, L.P.

                        (A DELAWARE LIMITED PARTNERSHIP)

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

              THESE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED
               UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR
             PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT

                 CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS
                              ARE SET FORTH HEREIN
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                               TABLE OF CONTENTS

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ARTICLE 1

      DEFINITIONS ......................................................................    1

ARTICLE 2

      ORGANIZATION .....................................................................    7
      Section 2.1  FORMATION ...........................................................    7
      Section 2.2  NAME, PLACE OF BUSINESS AND OFFICE ..................................    7
      Section 2.3  PURPOSES AND CHARACTER OF BUSINESS; POWERS ..........................    8
      Section 2.4  TERM ................................................................    9

ARTICLE 3

      PARTNERSHIP CAPITAL ..............................................................    9
      Section 3.1  INITIAL CAPITAL CONTRIBUTIONS OF THE PARTNERS .......................    9
      Section 3.2  ADDITIONAL CAPITAL CONTRIBUTIONS OF THE PARTNERS ....................    9
      Section 3.3  PARTNERSHIP CAPITAL .................................................   10
      Section 3.4  LIABILITY OF PARTNERS ...............................................   10
      Section 3.5  LOANS BY PARTNERS OR AFFILIATES .....................................   10
      Section 3.6  CAPITAL ACCOUNTS ....................................................   10
      Section 3.7  UNITS ...............................................................   12
      Section 3.8  NO RIGHT TO PRIORITY OF RETURN OF CAPITAL ...........................   12

ARTICLE 4

      RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER .................................   12
      Section 4.1  MANAGEMENT AND CONTROL OF THE PARTNERSHIP ...........................   12
      Section 4.2  AUTHORITY OF THE GENERAL PARTNER AS TO THIRD PERSONS ................   14
      Section 4.3  RESTRICTIONS ON THE AUTHORITY OF THE GENERAL PARTNER ................   14
      Section 4.4  REIMBURSEMENT OF EXPENSES AND COMPENSATION OF THE GENERAL PARTNER ...   14
      Section 4.5  DEVOTION OF TIME ....................................................   15
      Section 4.6  LIABILITY OF THE GENERAL PARTNER ....................................   15
      Section 4.7  INDEMNIFICATION OF THE GENERAL PARTNER ..............................   16
      Section 4.8  MANAGEMENT BY LIMITED PARTNER .......................................   16
      Section 4.9  TRANSACTIONS WITH RELATED PARTIES ...................................   16
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ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS .......................................................   17
Section 5.1   DISTRIBUTIONS .........................................................   17
Section 5.2   ALLOCATIONS OF PROFITS AND LOSSES .....................................   17
Section 5.3   COMPLIANCE WITH CODE ..................................................   20
Section 5.4   ALLOCATIONS UPON TRANSFER OF PARTNERSHIP INTEREST .....................   20

ARTICLE 6

TRANSFERABILITY OF PARTNER'S INTEREST ...............................................   21
Section 6.1   RESTRICTIONS ON TRANSFER OF INTEREST OF A PARTNER .....................   21
Section 6.2   TRANSFERS BY A PARTNER ................................................   21
Section 6.3   TAG ALONG RIGHT WITH RESPECT TO SALE OF PARTNERSHIP INTEREST ..........   22
Section 6.4   CONVERSION OF PARTNERSHIP INTEREST ....................................   22
Section 6.5   ASSIGNEES .............................................................   23
Section 6.6   SUBSTITUTED PARTNERS ..................................................   23

ARTICLE 7

BOOKS AND RECORDS; ACCOUNTING; REPORTING; OFFICERS ..................................   24
Section 7.1   BOOKS AND RECORDS .....................................................   24
Section 7.2   ACCOUNTING BASIS FOR TAX REPORTING PURPOSES; FISCAL YEAR ..............   24
Section 7.3   REPORTS ...............................................................   24
Section 7.4   OFFICERS; NUMBER ......................................................   24
Section 7.5   GENERAL DUTIES OF OFFICERS ............................................   24
Section 7.6   ELECTION, TERM OF OFFICE AND QUALIFICATIONS OF OFFICERS ...............   24
Section 7.7   REMOVAL OF OFFICERS ...................................................   25
Section 7.8   RESIGNATION OF OFFICERS ...............................................   25
Section 7.9   VACANCIES .............................................................   25
Section 7.10  THE PRESIDENT .........................................................   25
Section 7.11  THE VICE PRESIDENT ....................................................   25
Section 7.12  THE SECRETARY .........................................................   25
Section 7.13  THE TREASURER .........................................................   26
Section 7.14  INDEMNIFICATION .......................................................   26

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP .........................   26
Section 8.1   EVENTS CAUSING DISSOLUTION ............................................   26
Section 8.2   LIQUIDATION; SALE OF SUBSTANTIALLY ALL OF THE ASSETS ..................   27
Section 8.3   DISTRIBUTIONS IN KIND .................................................   28
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ARTICLE 9

POWER OF ATTORNEY ...................................................................   28
Section 9.1   APPOINTMENT OF THE GENERAL PARTNER AS ATTORNEY-IN-FACT ................   28

ARTICLE 10

MISCELLANEOUS PROVISIONS ............................................................   29
Section 10.1   ADDRESS FOR NOTICES ..................................................   29
Section 10.2   ADDITIONAL DOCUMENTS AND ACTS ........................................   29
Section 10.3   ASSUMED NAME .........................................................   29
Section 10.4   QUALIFICATION IN FOREIGN JURISDICTIONS ...............................   29
Section 10.5   APPLICABLE LAW .......................................................   29
Section 10.6   WAIVER OF ACTION FOR PARTITION BY PARTNERS ...........................   30
Section 10.7   CREDITORS NOT BENEFITTED .............................................   30
Section 10.8   NUMBERS AND GENDER ...................................................   30
Section 10.9   BINDING EFFECT .......................................................   30
Section 10.10  ENTIRE AGREEMENT .....................................................   30
Section 10.11  PLACE OF PERFORMANCE .................................................   30
Section 10.12  AMENDMENT ............................................................   30
Section 10.13  SEVERABILITY .........................................................   31
Section 10.14  SECTIONS .............................................................   31
Section 10.15  CAPTIONS .............................................................   31
Section 10.16  NO WAIVER ............................................................   31
Section 10.17  ADDITIONAL REMEDIES ..................................................   31
Section 10.18  U.S. DOLLARS .........................................................   31
Section 10.19  APPROVALS ............................................................   31
Section 10.20  COUNTERPARTS .........................................................   32

SCHEDULE 1     Names, Addresses and Unit Allocation of the Partners
SCHEDULE 2     Initial Officers

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                            GOLFSMITH HOLDINGS, L.P.

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

         This Amended and Restated Limited Partnership Agreement of GOLFSMITH HOLDINGS, L.P., dated effective as of the 17th day of August, 1998, is made and entered into by and among Golfsmith GP Holdings, Inc., a Delaware corporation, as General Partner, and Golfsmith International, Inc., a Delaware corporation, and DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P., as Limited Partners.

         WHEREAS, GOLFSMITH HOLDINGS, L.P., a Delaware limited partnership, was formed effective as of May 29, 1998, pursuant to that certain Limited Partnership Agreement of Golfsmith Holdings, L.P. by and between Golfsmith GP Holdings, Inc. and Golfsmith International, Inc., dated as of May 29, 1998 (the "Original Agreement");

         WHEREAS, the parties hereto desire to amend and restate the Original Agreement to read in its entirety in the manner provided herein;

         NOW, THEREFORE, in consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree that the Original Agreement is amended and restated to read in its entirety as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         The definitions used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1.

         1. "ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

         2. "ADDITIONAL CAPITAL CONTRIBUTION" means, as to any Partner, any amount contributed, required to be contributed or deemed to be contributed to the capital of the Partnership by the Partner pursuant to Section 3.2.

         3. "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (a) Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
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            (b) Debit to such Capital Account the items described in Treasury
      Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently therewith.

         4. "AFFILIATE" means any person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the person to whom reference is made. The term "control" as used herein (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power (a) to vote fifty percent (50%) or more of the outstanding voting securities of a person, or (b) otherwise to direct the management policies of such person by contract or otherwise.

         5. "AGREEMENT" means this Amended and Restated Limited Partnership Agreement of GOLFSMITH HOLDINGS, L.P., as may be amended or supplemented from time to time.

         6. "AVAILABLE FUNDS" means Partnership cash on hand, as of the date of the computation, including (without limitation) cash derived from any one or more of the following sources: (a) Capital Contributions of the Partners made pursuant to the terms of this Agreement, (b) all Partnership operating income, and (c) the proceeds from any sale, financing, refinancing, condemnation or casualty.

         7. "BOOK VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except (a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as reasonably determined by the General Partner; (b) the Book Value of all Partnership assets shall be adjusted in the event of a revaluation as provided in Section 3.6(d); (c) the Book Value of any Partnership asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as reasonably determined by the General Partner; and (d) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         8. "CAPITAL ACCOUNT" means with respect to any Partner, the account maintained for such Partner in a manner which the General Partner determines is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

         9. "CAPITAL CONTRIBUTIONS" means the total of all capital contributions of the Partners pursuant to Sections 3.1 and 3.2, including, but not limited to, the Initial Capital Contribution and the Additional Capital Contributions.

         10. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         11. "DEPRECIATION" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for

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federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values). Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

         12. "DISPOSE," "DISPOSING" OR "DISPOSITION" means, with respect to any asset (including, but not limited to, Partnership Interests or any portion thereof), a sale, assignment, transfer, conveyance, gift, encumbrance, exchange, mortgage, pledge, hypothecation, grant of security interest or lien in or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law, including, but not limited to, the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an Entity, (i) a merger or consolidation of such Entity, (ii) a conversion of such Entity into another type of Entity, (iii) a change in control of such Entity ("control" being defined as a direct or indirect transfer of fifty percent (50%) or more of the voting securities of such Entity), or (iv) a distribution of such asset in connection with the dissolution, liquidation, winding-up or termination of such Entity (unless, in the case of dissolution, such Entity's business is continued without the commencement of liquidation or winding-up); and (c) disposition in connection with, or in lieu of, a foreclosure of an encumbrance. Each Partner agrees that to the extent its interest in the Partnership is at any time held by a partnership, corporation, limited liability company, trust or other Entity, such Partner will seek to transfer such interest only through a direct transfer of such interest and that no transfer or other disposition, to a single transferee or related group of transferees, of more than fifty percent (50%) of the stock, partnership interest, membership interest or other voting securities or beneficial interest in any such Entity which holds an interest in the Partnership will be effected, directly or indirectly without the consent of the General Partner.

         13. "DISTRIBUTABLE CASH FLOW" means Available Funds of the Partnership from any source (other than proceeds of liquidation) after (i) paying or making adequate provision for the ordinary and necessary expenses of the Partnership,
(ii) paying or making adequate provision for any debts or liabilities of the Partnership to the extent required under any agreement with any lender or creditor (other than a Partner) and (iii) establishing reserves to meet current or reasonably expected obligations of the Partnership to the extent that the General Partner shall determine such reserves to be necessary or advisable.

         14. "DLJ" means, collectively, DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P., or any successor or successors to all or part of any interest of any such Entity in the Partnership, each in the capacity as limited partner of the Partnership.

         15. "ENTITY" means any Person other than a natural person.

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         16. "FISCAL YEAR" means the fiscal year of the Partnership as established in Section 7.2 hereof.

         17. " GOLFSMITH BUSINESS" means, collectively, the business of manufacturing and the wholesale, catalog and retail sale and distribution of golf equipment, components, apparel and other golf accessories.

         18. "GENERAL PARTNER" means Golfsmith GP Holdings, Inc., a Delaware corporation, or any successor in such capacity.

         19. "GII" means Golfsmith International, Inc., a Delaware corporation.

         20. "GII STOCK AMOUNT" means a number of shares of Qualified Capital Stock equal to seven and one-half percent (7 1/2%) of the issued and outstanding Qualified Capital Stock immediately prior to the consummation of a Conversion Event or an S Termination Event (as such terms are defined in Section 6.4(a)), in each case as determined after giving effect to the issuance of the GII Stock Amount; provided, however, that prior to giving effect to the issuance of the GII Stock Amount, the Qualified Capital Stock issued and outstanding shall be reduced by any Qualified Capital Stock issued after the effective date hereof
(i) upon the exercise of any stock option granted pursuant to the GII 1997 Incentive Plan (as the same may from time to time be amended, but without regard to any increase in the authorized number of shares for which options may be granted over the number of shares authorized under such Plan in effect as of the date of this Agreement), provided the exercise price of such stock option is no less than the fair market value of such Qualified Capital Stock (as determined in good faith by the Board of Directors of GII) as of the date of grant of such stock option, and (ii) in exchange for cash or property in an amount not less than the fair market value of such Qualified Capital Stock (as determined in good faith by the Board of Directors of GII) as of its date of issuance. The GII Stock Amount shall not be reduced by any other issuance of Qualified Capital Stock (including the grant of any other stock options to acquire Qualified Capital Stock to any person affiliated with GII).

         21. "INITIAL CAPITAL CONTRIBUTION" means, as to any Partner, any amount contributed or required to be contributed to the capital of the Partnership by a Partner pursuant to Section 3.1.

         22. "INVESTMENTS" means any real or personal, tangible or intangible property purchased by or transferred to the Partnership including but not limited to equity interests in the Subsidiaries and any other assets associated with or related to the ownership or operation of a Golfsmith Business.

         23. "LIMITED PARTNER" means each party listed as Limited Partners on
Schedule 1 of this Agreement, or any successor or successors to all or part of any such interest, or any party who becomes an additional limited partner of the Partnership in accordance with this Agreement and the Act, each in the capacity as a limited partner of the Partnership.

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         24. "MAJORITY IN INTEREST" means, with respect to any referenced group of Partners, a combination of such Partners who, in the aggregate, own more than fifty percent (50%) of the Units owned by all of the Partners included in such referenced group.

         25. "MINIMUM GAIN" means, with respect to all nonrecourse liabilities of the Partnership, the minimum amount of gain that would be realized by the Partnership if the Partnership disposed of the Partnership property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

         26. "MINIMUM GAIN SHARE" means, for each Partner, such Partner's share of Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

         27. "NONRECOURSE DEDUCTIONS" means, for each Fiscal Year or other period, an amount of Partnership deductions that are characterized as "nonrecourse deductions" under Treasury Regulations Section 1.704-2(c).

         28. "NOTES" means those certain Senior Subordinated Notes due 2005 issued by the Partnership and the General Partner, payable to the order of DLJ.

         29. "OFFICER" means any person appointed by the General Partner to serve as an officer of the Partnership in accordance with Article 7.

         30. "ORIGINAL AGREEMENT" has the meaning assigned to such term in the preamble to this Agreement.

         31. "PARTNER" means the General Partner or one of the Limited Partners, and "Partners" means such partners collectively.

         32. "PARTNER NONRECOURSE DEBT" means any nonrecourse debt (as defined in Treasury Regulations Section 1.704-2 (b)(4)) of the Partnership for which any Partner bears the economic risk of loss, in accordance with Treasury Regulations Sections 1.704-2(b)(4) and 1.752-2.

         33. "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means, for each Partner, the amount of Minimum Gain for the Fiscal Year or other period attributable to such Partner's Partner Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

         34. "PARTNER NONRECOURSE DEDUCTIONS" means any Losses or other losses or deductions of the Partnership that must be allocated to a Partner who bears the economic risk of loss for the partner nonrecourse liability to which the Losses or other losses or other deductions relate, determined in accordance with Treasury Regulations Section 1.704-2(i)(1).

         35. "PARTNERSHIP" means Golfsmith Holdings, L.P., a Delaware limited partnership formed pursuant to the Original Agreement.

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         36. "PARTNERSHIP INTEREST" means with respect to any Partner, all of such Partner's ownership interest as a Limited Partner or General Partner, as the case may be, including the rights to receive distributions and any obligations of such Partner under this Agreement and the Act.

         37. "PROFITS" AND "LOSSES" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

            (c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

            (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" herein; and

            (e) Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to Section 5.2(c) shall not be taken into account in computing Profits and Losses.

         38. "QUALIFIED CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of GII which does not, by its terms (or by the terms of any security into which it is convertible or for which it is interchangeable), or, upon the happening of any event, mature or become mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or become redeemable at the sole option of the holder thereof on or before the final maturity date of the Notes, including each class of common stock or preferred stock of GII.

         39. "QUALIFIED IPO" means an initial underwritten public offering of Qualified Capital Stock in which GII receives at least $30,000,000 of gross proceeds and (ii) immediately following such offering, (y) there shall be at least 50 holders of Qualified Capital Stack sold in such offering and (z) such Qualified Capital Stock shall be listed on a national securities exchange or quoted on the NASDAQ National Market System.

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     40. "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase
Agreement among Golfsmith GP Holdings, Inc., Golfsmith Holdings, L.P. and DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P., dated as of the date of this Agreement.

     41. "SUBSIDIARY" means any partnership, limited liability company, corporation or other entity of which the Partnership owns, directly or through one or more intermediate Subsidiaries, more than fifty percent (50%) of either the outstanding voting securities or equity interests, including but not limited to Golfsmith GP, L.L.C., Golfsmith Delaware, L.L.C., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C., Golsfmith Canada, L.L.C., and Golfsmith Europe, L.L.C., each a Delaware limited liability company, and Golfsmith International, L.P., a Delaware limited partnership.

     42. "TAG ALONG RIGHTS AGREEMENT" means that certain Tag Along Rights Agreement among Carl F. Paul, Franklin C. Paul, Barbara M. Paul, Golfsmith International, Inc., DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P., dated as of the date of this Agreement.

     43. "TREASURY REGULATIONS" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     44. "UNIT ALLOCATION" means the allocation of distributions of Distributable Cash Flow or the allocations of Profits, Losses, income gain, losses, deductions and credits, as the case may be, which is based on each Partner's Units relative to all of the outstanding Units of all of the Partners.

     45. "UNITS" means all or a portion of a Partnership Interest of a Partner at any particular time as determined under this Agreement, including the rights and obligations as a Partner in the Partnership under Section 3.7 and the Act.

                                   ARTICLE 2

                                  ORGANIZATION

     Section 2.1  FORMATION

     The parties have previously formed the Partnership as a Delaware limited partnership under and pursuant to the provisions of the Original Agreement and the Act. The Partnership is hereby continued under and pursuant to the provisions of this Agreement and the Act.

     Section 2.2  NAME, PLACE OF BUSINESS AND OFFICE

     (a) The Partnership shall be conducted under the name and style of GOLFSMITH HOLDINGS, L.P., although such business may be conducted under any other name as may be required by local law. The Partnership shall maintain its principal office at the following address: 1100 North I-H 35, Austin, Texas 8753 The General Partner may at any time change the location


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of the Partnership's office and may establish additional offices, if it deems it advisable. The General Partner shall promptly give the Partners written notice of any change in location of the principal office of the Partnership.

     (b) The Corporation Service Company shall serve as agent for service of process on the Partnership; and the address of such agent shall be 1013 Centre Road, Wilmington, Delaware 19801. The General Partner has recorded an appropriate certificate of limited partnership in the proper records in the State of Delaware. The General Partner shall take such steps as are necessary to qualify the Partnership to conduct business in other states as required by local law.

     Section 2.3  PURPOSES AND CHARACTER OF BUSINESS; POWERS

     (a) The purposes and character of the business of the Partnership are as follows:

          (1) to acquire, hold, lease, manage, operate, finance, own, develop, sell, lease or transfer all or any portion of the Investments;

          (2) to establish, acquire or invest in, either singularly or with other parties, other partnerships, corporations, limited liability companies, joint ventures, associations, trusts and other entities engaged in all or any of the activities authorized herein;

          (3) to acquire, hold, lease, own, develop or improve all or any portion of any real or personal property required in connection therewith, including, but not limited to, any equity interests or debt instruments;

          (4) to borrow money, including, but not limited to, incurring financing to acquire, hold, manage or operate any real or personal property and to renew, extend, modify, rearrange or refinance such Partnership borrowings from time to time;

          (5) to mortgage, pledge, assign, encumber or grant security interests in Partnership assets, revenues and/or income;

          (6) to sell, lease, sublease, assign, transfer, exchange or otherwise dispose of all of the property of the Partnership, or any portion thereof or interest therein;

          (7) to make any investment and expenditure, to borrow money and to take any and all other actions which are incidental or reasonably related to any of the specific purposes recited above; and

          (8) to do any and all things necessary or desirable to carry out the foregoing activities and any other activity contemplated by this Agreement.

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     (b)  The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

     Section 2.4    TERM

     The Partnership term shall commence on the effective date of this Agreement and shall continue in full force and effect until December 31, 2048, unless dissolved earlier pursuant to the provisions hereof.

                                   ARTICLE 3

                              PARTNERSHIP CAPITAL

     Section 3.1    INITIAL CAPITAL CONTRIBUTIONS OF THE PARTNERS

     Each of the Partners has previously contributed, or shall, upon the execution of this Agreement, contribute cash or other property to the Partnership in the aggregate amount or value set forth as the Initial Capital Contribution of such Partner on Schedule 1 attached hereto and hereby made a part hereof. Such cash and property shall be the Initial Capital Contributions of the Partners to the Partnership and, upon making such contribution, each Partner shall receive its Partnership Interest and its Units. The Partners agree that the Book Value of the property to be contributed by each Partner in respect of its Initial Capital Contribution shall be equal to the value of such property as reflected on Schedule 1 attached hereto, and such contributing Partner shall receive a credit to its Capital Account equal to the amount of such Book Value. The Partners agree to make their respective Initial Capital Contributions. Notwithstanding anything to the contrary in the Securities Purchase Agreement, each of DLJ (i) be deemed to have made an Initial Capital Contribution equal to the amount shown on Schedule 1 attached hereto, (ii) shall receive a credit to its Capital Account equal to such amount, and (iii) shall not be deemed to have made any other Capital Contribution to the Partnership.

     Section 3.2    ADDITIONAL CAPITAL CONTRIBUTIONS OF THE PARTNERS

     No Partner shall be required to make Additional Capital Contributions to the Partnership. However, at the direction of the General Partner, the Partnership may from time to time make an offering of additional Limited Partnership Interests in exchange for Capital Contributions to the Partnership. Prior to accepting any Capital Contributions and/or Additional Capital Contributions from any Person, the General Partner shall, if required pursuant to Paragraph 4F of the Securities Purchase Agreement, send to all Partners the notice required by such Paragraph 4F (the "Paragraph 4F Notice"). Any Partner who fails to reply to the Paragraph 4F Notice within the twenty (20) day period described in Paragraph 4F of the Securities Purchase Agreement shall be deemed to have elected not to participate. If all Partners elect to contribute their respective pro rata portion of the total amount of Capital Contributions described in the Paragraph 4F Notice, no adjustment of Partnership Interests of the Partners shall be necessary, although the General Partner shall be authorized to issue additional Units to the Partners. If all Partners do not elect to contribute their respective pro rata portions of the total amount of Capital Contributions described in the Paragraph 4F Notice, or if Paragraph 4F of the Securities Purchase Agreement is not applicable to such offering of additional Limited Partnership Interests, the General Partner shall (x) accept contributions from electing Partners of their respective pro rata portions of the Capital Contributions requested in the Paragraph 4F Notice, if any, and (y) may, in its sole discretion, take any steps to raise any remaining additional Capital Contributions from Persons other than Partners ("New Limited Partners"). In the event that the Partners or any New Limited Partners make Capital Contributions, the General Partner is authorized to issue Units to such Partners being adjusted. The General Partner is hereby authorized to make any necessary amendments to this Agreement, including Schedule 1 attached hereto, to reflect the issuance of such Units and adjustments of such Partnership Interests. The Capital Contributions made pursuant to this Section 3.2 shall constitute Additional Capital Contributions, if made by an existing Partner, or an Initial Capital Contribution if made by a New Limited Partner.

     Section 3.3    PARTNERSHIP CAPITAL

     (a) Except as may be otherwise specifically provided in this Agreement, no Partner shall be paid interest on any Capital Contribution to the Partnership.

     (b) No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement.

     (c) Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

     Section 3.4    LIABILITY OF PARTNERS

     (a) No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligation of the Partnership, except to the extent expressly provided herein or in the Act. No Partner shall be liable for the debts or liabilities of any other Partner.

     (b) No Partner shall be required to contribute to the capital of, or loan, the Partnership any funds other than as expressly required in this Agreement.

     (c) The General Partner shall not be liable for the return of all or any portion of the Capital Contributions of any Partner.

     Section 3.5    LOANS BY PARTNERS OR AFFILIATES

     Subject to obtaining any approvals required under this Agreement for the Partnership to borrow funds, any Partner or Affiliate may (but shall not be obligated to) at any time, upon obtaining the consent of each of the Partners, loan money to the Partnership to finance Partnership operations, to finance or refinance the property, to pay the debts and obligations of the Partnership, or for any other Partnership purpose. If any Partner or an Affiliate lends funds to the Partnership, such Partner or Affiliate shall be entitled to receive interest on such loan at an interest rate to be agreed upon by such Partner or Affiliate and a Majority in Interest of the Partners.

     Section 3.6    CAPITAL ACCOUNTS

     (a) A Capital Account shall be established and maintained for each partner.

     (b) A Partner's Capital Account shall be credited with (i) the amount of cash and the initial Book Value of any property contributed by such Partner to the Partnership, (ii) such Partner's allocable share of Profits, income and gain and (iii) the amount of any Partnership liabilities that are expressly assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

     (c) A Partner's Capital Account shall be debited with (i) the amount of cash and the Book Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's allocable share of Losses, deductions and other losses and (iii) the amount of any liabilities of such Partner that are expressly assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

     (d) Upon the occurrence of certain events (as described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4) and 1.704-2), the
Partners may agree to increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership's books.

     (e) The Capital Account of each Partner shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Loses and to all contributions and distributions theretofore made. Any person who acquired a Partnership Interest directly from a Partner, or whose Partnership Interest shall be increased by means of a transfer to it of all or part of the interest of another Partner, shall have a Capital Account which includes the Capital Account balance of the Partnership Interest so acquired or transferred.

     (f) In the event that any Partner makes a loan to the Partnership, such loan shall not be considered a contribution to the capital of the Partnership and shall not increase the Capital Account of the lending Partner. Repayment of such loans shall not be deemed withdrawals from the capital of the Partnership.

     (g) Any fees, salary or similar compensation payable to a Partner pursuant to this Agreement shall be deemed a guaranteed payment for federal income tax purposes and not a distribution to such Partner for such purposes. Such payments to a Partner shall not reduce the Capital Account of such Partner, except to the extent of its distributive share of any Partnership Loses or other downward capital adjustment resulting from such payment.

     (h) From time to time the General Partner may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Sections 1.704-

1(b) and 1.704-2 provided that such modification is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement.

     (i) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     (j) The General Partner shall be obligated to restore a deficit balance in its Capital Account upon dissolution of the Partnership or upon liquidation of its interest in the Partnership, whichever is earlier. No Limited Partner shall be obligated to restore a deficit balance in its Capital Account.

     Section 3.7    UNITS

     The initial Units of each Partner is set forth opposite its respective name of Schedule 1, attached hereto. The General Partner may issue additional Units to the existing Limited Partners or any successor or additional Partners, or redeem Units, from time to time to reflect any change in the relative Partnership Interests of the Partners to the extent such changes in Partnership Interests are in accordance with the terms of this Agreement.

     Section 3.8    NO RIGHTS TO PRIORITY OF RETURN OF CAPITAL

     Except as otherwise expressly provided herein, no partner shall have any priority over any other Partner as to the return of its contributions to capital or as to compensation by way of income.

                                   ARTICLE 4

                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

     Section 4.1    MANAGEMENT AND CONTROL OF THE PARTNERSHIP

     The General Partner shall have all the rights, powers and obligations of a general partner of a limited partnership under the Act. Except as otherwise provided in Section 4.3, the General Partner shall have the right and obligation to manage and control the business and affairs of the Partnership and to make the following decisions on behalf of the Partnership:

     (a) to make all decisions relating to the day-to-day arrangement and operation of the Partnership, subject to the limitations of this Agreement;

     (b) to borrow money on behalf of the Partnership in such amounts and on such terms and the General Partner may deem appropriate and to renew, extend, modify, rearrange or refinance such Partnership borrowings from time to time;

     (c) to sell, exchange, lease or otherwise transfer the assets of the Partnership, whether or not in the ordinary course of business;

     (d) to mortgage, pledge, assign, encumber or grant security interests in Partnership assets, revenues and/or income as security for any borrowing permitted under Section 4.1(b);

     (e) to institute, prosecute, defend and settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Partnership;

     (f) to acquire, lease, hold or sell any or all Partnership real or personal property or any interest therein;

     (g) to hire and terminate employees of the Partnership and engage the services of attorneys, consultants, accountants and other independent contractors;

     (h) to appoint, elect, remove and supervise the activities of the Officers of the Partnership and to designate appropriate compensation to be paid to each such Officer during his or her term, of office;

     (i)  to collect all payments due and owing to the Partnership;

     (j) to pay all expenses, debts and obligations of the Partnership, including, but not limited to, all operating costs of the Partnership, at such time or times and from any source of funds of the Partnership as the General Partner deems necessary or desirable;

     (k) to establish such reasonable reserves as the General Partner determines to be advisable;

     (l) to organize partnerships, joint ventures, limited liability companies, corporations or other entities consistent with he purposes of the Partnership;

     (m) to cause all Partnership activities to be performed in accordance with applicable laws;

     (n) to prepare and file tax returns on behalf of the Partnership in any federal, state or foreign tax jurisdiction which may apply;

     (o) to execute and deliver such documents on behalf of the Partnership as the General Partner may deem necessary or desirable for the Partnership's purposes and business;

     (p) to perform, or cause to be performed, all the Partnership's obligations under any agreement (including without limitation any loan documents) to which the Partnership or any nominee of the Partnership is a party, except to the extent such obligations may be inconsistent with other obligations of the General Partner under this Agreement;

     (q) to obtain and maintain any and all types of insurance coverage on the assets and business of the Partnership and to protect the General Partner against liability from third parties in such amounts as the General Partner may deem necessary or desirable;

     (r) to pay all taxes, assessments, and other impositions applicable to Partnership assets and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments or other impositions;

     (s) to determine the timing and amount of any distributions to the Partners, except as otherwise provided for in this Agreement;

     (t)  to admit one or more additional or substituted Partners;

     (u) to open and maintain bank accounts for the deposit of Partnership funds, with withdrawals to be made upon such signature or signatures as the General Partner may designate;

     (v) to make such elections as are necessary or desirable pursuant to the Code;

     (w) to act as "tax matters partner" for the Partnership in accordance with the applicable provisions of the Code; and

     (x) to perform any and all acts reasonably deemed by the General Partner as necessary or desirable to conduct the business and affairs of the Partnership.

     Section 4.2    AUTHORITY OF THE GENERAL PARTNER AS TO THIRD PERSONS

     Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, concerning:

     (a)  the identity of the General Partner or any other Partner;

     (b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

     (c) the person or persons who are authorized to execute and deliver any instruments or document of the Partnership; or

     (d) any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership, or any Partner as it regards Partnership business.

     Section 4.3    RESTRICTIONS ON THE AUTHORITY OF THE GENERAL PARTNER

     Notwithstanding anything to the contrary contained in Section 4.1, without the consent of each Limited Partner, the General Partner shall not have the power of authority:

        (a)     to confess a judgment against the Partnership; or

        (b) to possess Partnership property, or assign, pledge or hypothecate its rights in specific Partnership property for other than a Partnership purpose.

        Section 4.4 REIMBURSEMENT OF EXPENSES AND COMPENSATION OF THE GENERAL PARTNER

        (a) The General Partner or any of its Affiliates may be paid reasonable compensation for its services rendered in managing the business and affairs of the Partnership.

        (b) Each Partner shall be entitled to reimbursement by the Partnership from time to time for all reasonable out-of-pocket expenses which are incurred by such Partner in connection with the business and affairs of the Partnership.

        Section 4.5     DEVOTION OF TIME

        The General Partner shall devote such time, services and efforts as may be reasonably necessary for the proper furtherance, management, operation, maintenance and care of the Partnership business and properties.

        SECTION 4.6     LIABILITY OF THE GENERAL PARTNER

        (a) It is the intent of this Section 4.6 to restrict the liability and fiduciary duties of the General Partner as provided herein. Neither the Partnership nor any Partner shall have any claim against the General Partner by reason of any act or omission of the General Partner specified in this Section 4.6, provided that such act or omission was performed by the General Partner in the belief that the General Partner was acting within the scope of its authority under this Agreement and that such act or omission did not involve the General Partner's BAD FAITH, WILLFUL MISCONDUCT OR FRAUD. In furtherance of this limitation of liability and fiduciary duties of the General Partner, the following provisions shall apply:

                (1) It will not constitute a breach of fiduciary or other duty for the General Partner to engage attorneys, accountants and other advisors on behalf of the Partnership, even though such persons may also be retained from time to time by the General Partner or any of its officers, directors or shareholders, and such persons may be engaged with respect to any matter in which the interest of the Partnership and the General Partner may differ, or may be engaged by both the Partnership and the General Partner with respect to any other matter. The General Partner shall not be responsible for any misconduct or negligence on the part of any such attorney, accountant or other advisor; and

                (2) It will not constitute a breach of fiduciary or other duty for the General Partner to contract or enter into any agreement or arrangement with the Partnership with respect to any Partnership property or any aspect of the operations of the Partnership.

        (b) Notwithstanding anything to the contrary in Section 4.6(a), the General Partner shall have no liability hereunder for failing to act if such act required the consent of some or all of the Limited Partners and the required consent to such action was not granted. Any amendment, modification or repeal of this Section 4.6 or any provision in this Section 4.6 shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 4.6 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

        Section 4.7     INDEMNIFICATION OF THE GENERAL PARTNER

        (a) To the fullest extent allowed by the Act and other applicable law, the Partnership shall indemnify, defend against and save harmless the General Partner and its Officers, directors, shareholders, employees and agents from, any expenses (including reasonable attorneys' fees and court costs), liabilities, claims, causes of action, losses or damages incurred by reason of any act or omission performed or omitted by or on behalf of the General Partner in good faith on behalf of the Partnership or the Limited Partners and in a manner reasonably believed by the General Partner or its Officers, directors, shareholders, employees or agents to be within the scope of authority granted to it by this Agreement, or if the General Partner or its Officers, directors, shareholders, employees or agents to be within the scope of authority granted to it by this Agreement, or if the General Partner or its Officers, directors, shareholders, employees or agents reasonably believed the act or omission was not opposed to the Partnership's best interests and was not unlawful, REGARDLESS OF WHETHER SUCH ACT OR OMISSION CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE GENERAL PARTNER OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR AGENTS.

        (b) The scope of the indemnification provided in this Section shall not be greater than that permitted pursuant to the provisions of Section 17-108 of the Act, and such provisions of the Act are incorporated herein in their entirety. The satisfaction of any indemnification under this Section shall be from and limited to Partnership assets, including insurance proceeds, if any, and no Limited Partner shall have any personal liability on account thereof.

        Section 4.8     MANAGEMENT BY LIMITED PARTNER

        No Limited Partner shall participate in the management or business of the Partnership, use its name in the Partnership's business or perform any actions prohibited to limited partners under the laws of the State of Delaware or the laws of any other jurisdiction where the Partnership is qualified to conduct business. No Limited Partner shall have the power to represent, act for, sign for or bind the General Partner or the Partnership. The Limited Partner hereby consents to the exercise by the General Partner of the powers and authority conferred on the General Partner by this Agreement.

        Section 4.9     TRANSACTIONS WITH RELATED PARTIES

        The General Partner may agree, contract or arrange with itself or any of its Affiliates in the name and on behalf of the Partnership, for the performance of services for the Partnership, or with respect to any other transaction, agreement or arrangement, and the payment of compensation or consideration therefor, in carrying out the business of the Partnership, provided that the consideration or compensation under any such arrangement or other agreement shall be upon commercially reasonable terms with respect to such transaction, agreement or arrangement.

                                   ARTICLE 5

                         DISTRIBUTIONS AND ALLOCATIONS

     Section 5.1  DISTRIBUTIONS

     Except as otherwise provided in Section 10.2, the Distributable Cash Flow shall be distributed to the Partners, pro rata, in accordance with each Partner's Unit Allocation as follows:

     (a) First, an amount equal to forty percent (40%) of all Profits, income and gain cumulatively allocated to such Partner pursuant to this Agreement, less the cumulative cash previously distributed to such Partner pursuant to this Section 5.1(a) (which percentage may be adjusted by the General Partner from time to time so that amounts distributed pursuant to this Section 5.1(a) are an approximation of the cumulative federal, state and local income tax liabilities of the Partners calculated at the highest marginal rates applicable to individuals and taking into account those states in which the Partnership conducts business); and

     (b) Then, to the Partners to the extent the General Partner, in its sole discretion, determines to distribute any remaining Distributable Cash Flow.

     Section 5.2  ALLOCATIONS OF PROFITS AND LOSSES

     (a) Profits. Except as provided in Sections 5.2(c) and 5.2(d), Profits for any Fiscal Year will be allocated in the following order:

          (1) First, to each Partner until the cumulative Profits allocated to such Partner under this Section 5.2(a)(1) equals the cumulative Losses allocated to such Partner under Section 5.2(b)(2) for all prior periods; and

          (2) The balance, if any, to the Partners in proportion to their respective Unit Allocation.

     (b) Losses. Except as provided in Sections 5.2(c) and 5.2(d), Losses for any Fiscal Year will be allocated in the following order:

          (1) First, to each Partner until the cumulative Losses allocated to such Partner under this Section 5.2(b)(1) equals the cumulative Profits allocated to such Partner under Section 5.2(a)(2) for all prior periods; and

            (2) The balance, if any, to the Partners in proportion to their respective Unit Allocation.

      (c) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

            (1) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section, if there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, the Partners will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods). The amount allocated to each Partner under this Section 5.2(c)(1) shall be an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such year or other period determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.2(c)(1) is intended to comply with the partnership minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and will be interpreted consistently therewith.

            (2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section (other than Section 5.2(c)(1) which shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year or other period for which allocations are made, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined under Treasury Regulations Section 1.704-(2)(i)(5)) as of the beginning of the year shall be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in proportion to the portion of such Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain with respect to such Partner Nonrecourse Debt that is allocable to the disposition of Partnership property subject to such Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(g). This Section is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and shall be interpreted consistently therewith.

            (3) Qualified Income Offset. A Partner who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

            (4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Partners in proportion to their respective Unit Allocation.

            (5) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

            (6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

            (7) Depreciation Recapture. In the event there is any recapture of Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Partners in the same proportion as the deduction for such Depreciation or investment tax credit was shared.

            (8) Reallocation. To the extent Losses allocated to a Partner would cause the Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the General Partner. If the General Partner receives an allocation of Losses otherwise allocable to a Limited Partner in accordance with this Section, the General Partner shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any allocations under
      Section 5.2(a) but after any other allocations under Section 5.2(c).

            (9) Interest in Partnership. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Partner if the allocation would not have "economic effect" under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv). The General Partner will have the authority to reallocate any item in accordance with this Section 5.2(c)(9).

      (d) Curative Allocations. The allocations set forth in Sections 5.2(c)(1) through (9) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Sections 5.1 and 8.2 but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

      (e) Tax Allocations--Code Section 704(c). In accordance with Code Section 704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Book Value. If the Book Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations under this Section 5.2(e) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

      (f) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

            (1) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Unit Allocation.

            (2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

            (3) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

      (g) Partner Acknowledgement. The Partners agree to be bound by the provisions of this Section in reporting their shares of Partnership income and loss for income tax purposes.

      Section 5.3 COMPLIANCE WITH CODE

      The foregoing provisions of this Article relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Notwithstanding anything to the contrary, nothing in this Article shall apply if it lacks "economic effect."

      Section 5.4 ALLOCATIONS UPON TRANSFER OF PARTNERSHIP INTEREST

      Profits or Losses attributable to any Partnership Interest which has been transferred during any Partnership Fiscal Year shall be allocated between the transferor and the transferee as follows:

      (a) For the days in such Fiscal Year prior to and including the date of the transfer, to the transferor.

      (b) For the days in such Fiscal Year subsequent to the date of the transfer, to the transferee.

                                    ARTICLE 6

                      TRANSFERABILITY OF PARTNER'S INTEREST

      Section 6.1 RESTRICTIONS ON TRANSFER OF INTEREST OF A PARTNER

      (a) Except as otherwise provided in this Article, unless the General Partner shall consent, no Partner shall withdraw or retire from the Partnership, substitute any person in its stead, or Dispose of all or any portion of its Partnership Interest; and any such prohibited Disposition shall be void. Without limiting the generality of the foregoing, no General Partner consent under this
Section 6.1 (a) shall be required in connection with a Disposition pursuant to Sections 6.3 or 6.4, provided that any such Disposition shall be subject to Sections 6.5 and 6.6.

      (b) Notwithstanding anything to the contrary contained herein, unless all of the Partners shall consent, no Partner may Dispose of all or any portion of its Partnership Interest if such Disposition would violate the terms and provisions of the Securities Purchase Agreement or any agreements, instruments or other writings executed in connection therewith; provided, however, any such transfer shall be subject to Sections 6.2(b), 6.3, 6.4, 6.5 and 6.6.

      Section 6.2. TRANSFERS BY A PARTNER

      (a) Subject to the restrictions of Sections 6.1 (b), 6.5 and 6.6, a Limited Partner may transfer, sell, or assign all or any portion of its Partnership Interest to an Affiliate of such Limited Partner at any time.

      (b) Except in connection with a Disposition pursuant to Sections 6.3 or 6.4, a Partner who desires to Dispose of all or any portion of its Partnership Interest at any time shall first offer to sell all of the Partnership Interest which such Partner proposes to Dispose of, together with a pro rata portion of the Notes held by such partner or its Affiliates (if such a pro rata portion of the Notes is required to be transferred pursuant to the Securities Purchase Agreement), to all of the other Partners. Such offer shall be made by an irrevocable written offer to sell all of the Partnership Interest which the Partner proposes to Dispose of, together with a pro rata portion of the Notes held by such partner or its Affiliates, if applicable, for the same price and on the same terms which the Partner proposes to Dispose of such Partnership Interest and any such Notes to the proposed transferee. Such offer shall also contain a complete description of any transaction in which the offering Partner proposes to Dispose of such Partnership Interest and any such Notes to any third party, including the name of the proposed transferee and the consideration for and other terms of the proposed transfer. The other Partners shall have thirty (30) days after actual receipt of such offer within which to advise the offering Partner whether or not such other Partners will purchase all or a portion of such Partnership Interest and any such Notes. Each such other Partner shall have the right to purchase such portion of the Partnership Interest and any such Notes offered for sale as the number of Units owned by such Partner at such time shall bear to the total Units owned by all the Partners, excluding the offering Partner. If any Partner does not elect to purchase its full portion of such Partnership Interest and any such Notes offered for sale, the remaining Partnership Interest and any such Notes may be purchased by the other Partners pro rata in the same manner. If the Partners decline to purchase all of such Partnership Interest and any such Notes in accordance with this Section, the offering Partner shall then have thirty (30) days within which to Dispose of such Partnership Interest and Notes to the third party named in the offer made by such Partner to the other Partners, upon the terms described in such offer. Any such Disposition of Partnership Interest and Notes to a third party shall be subject to all of the other terms and provisions of this Agreement.

      Section 6.3 TAG ALONG RIGHT WITH RESPECT TO SALE OF PARTNERSHIP INTEREST

      (a) Subject to the restrictions of Sections 6.1(b), 6.5 and 6.6, when any Limited Partner has received an offer (a "Third Party Offer") from a third party (the "Third Party Offeror") to buy all or any part of such Limited Partner's Partnership Interest, and such Limited Partner desires to accept the Third Party Offer, and the right of first refusal described in Section 6.2 is not exercised with respect to all of such Limited Partner's Partnership Interest that is offered for purchase or sale, such Limited Partner (the "Selling Partner") shall make an offer to allow the other Limited Partners to participate in any sale of Partnership Interests (the "Tag Along Right") to the Third Party Offeror, upon the same terms and conditions as the Third Party Offer. The Selling Partner shall provide written notice (the "Tag Along Notice") to all other Limited Partners (the "Tag Along Partners"), which shall state the material terms and conditions of the Third Party Offer and the name of the Third Party Offeror, and shall include a copy of all writings relating to the Third Party Offer between the Third Party Offeror and the Selling Partner. Each Tag Along Partner shall have 15 days after the Selling Partner gives the Tag Along Notice within which to provide notice to the Selling Partner (i) specifying whether or not such Tag Along Partner will exercise its Tag Along Right and (ii) identifying the portion of such Tag Along Partner's Units which such Tag Along Partner desires to sell (which portion shall not exceed the maximum portion described in Section 6.3(b)). All Tag Along Partners who fail to give the notice described in the immediately preceding sentence within such 15-day period shall have no further Tag Along Rights with respect to such Third Party Offer.

      (b) The maximum portion of the Partnership Interest of each Tag Along Partner that such Tag Along Partner may require the Selling Partner to cause the Third Party Offeror to purchase pursuant to a Tag Along Notice shall equal the Tag Along Partner's Units, divided by the aggregate of the Units owned by the Selling Partner and all of the Tag Along Partners who have timely elected to exercise their Tag Along Rights, and multiplied by the Units to be purchased in the Third Party Offer. The Selling Partner and the Tag Along Partner(s) shall then have 60 days after the expiration of the 15 day period described in Section 6.3(a) within which to sell or transfer each such Partnership Interest to the Third Party Offeror. upon the terms described in such Third Party Offer.

      Section 6.4 CONVERSION OF PARTNERSHIP INTEREST

      (a) From and after the earlier of (i) the consummation of a Qualified IPO (the "IPO Conversion"), (ii) the consummation of an offering pursuant to a registration effected under Section 1(a) of the Equity Registration Rights Agreement (the "Equity Registration Rights Agreement") among GII and DLJ dated as of the date hereof (the "Demand Registration Conversion"), (iii) the consummation of a Disposition of stock of GII pursuant to Article III of the Tag Along Rights Agreement (the "Tag Along Rights Agreement") pursuant to which GII has agreed to terminate its election as an S corporation under the Code or which is made at a time at which such S election is otherwise not in effect (the "Tag Along Conversion"), (iv) the termination of the Partnership pursuant to Section 8.1(b) (the "Liquidation Conversion") (the events giving rise to an IPO Conversion, a Demand Registration Conversion, a Tag Along Conversion or a Liquidation Conversion are collectively referred to herein as a "Conversion Event"), or (v) the twentieth day after the election as an S corporation under the Code of GII is no longer in effect (the "S Termination Conversion") (such twentieth day after such S election is no longer in effect being referred to herein as an "S Termination Event"), (A) DLJ shall have the right to require GII to purchase, and DLJ, upon exercise of such right, shall be required to sell (the "DLJ Conversion Right"), or (B) GII shall have the right to require DLJ to sell and GII, upon exercise of such right, shall be required to purchase (the "GII Conversion Right") all, but not less than all, of the Partnership Interest held by DLJ at a price equal to and in the form of the GII Stock Amount to be paid by GII (the DLJ Conversion Right and the GII Conversion Right are each referred to herein as a "Conversion Right"). GII shall give notice to DLJ of an expected Qualified IPO at least 20 days prior to the expected consummation of such Qualified IPO, notice of an expected termination pursuant to Section 8.1(b) at least 20 days prior to the expected date of termination, and notice of an S Termination Event within 10 days after an S Termination Event (the "Conversion Notice"); provided, however, such notice shall be deemed to be a Conversion Notice only if it specifically states that it is a Conversion Notice being given pursuant to this Section 6.4.

      (b) The DLJ Conversion Right shall be exercised by the delivery of notice by DLJ to GII, (i) in the case of a Demand Registration Conversion, simultaneously with or as part of the notice requesting registration under
Section 1(a) of the Equity Registration Rights Agreement, (ii) in the case of a Tag Along Conversion, simultaneously with or as part of the Tag Along Response Notice (as defined in the Tag Along Rights Agreement), (iii) in the case of an IPO Conversion or a Liquidation Conversion, within ten (10) days after the Conversion Notice is given, and (iv) in the case of an S Termination Conversion, at any time after the Conversion Notice is given. The GII Conversion Right shall be exercised by the delivery of notice by GII to DLJ (i) in the case of a Demand Registration Conversion, within ten (10) days after notice is given by DLJ requesting registration under Section 1(a) of the Equity Registration Rights Agreement, (ii) in the case of a Tag Along Conversion, within ten (10) days after a Tag Along Response Notice (as defined in the Tag Along Rights Agreement) is given, (iii) in the case of an IPO Conversion or a Liquidation Conversion, simultaneously with or as part of the Conversion Notice, and (iv) in the case of an S Termination Conversion, at any time after the Conversion Notice is given. The Conversion Right shall in all cases apply with respect to all of the Units then held by DLJ. DLJ agrees to execute and deliver such documents as the General Partner may reasonably require in connection with the issuance of the GII Qualified Capital Stock upon the exercise of a Conversion Right. Any such purchase of the Partnership Interest of DLJ and payment of the GII Stock Amount in accordance with this Section 6.4 shall be consummated simultaneously with such Conversion Event or S Termination Event.

      (c) Upon the exercise of any Conversion Right pursuant to Section 6.4(a), GII, the General Partner and DLJ agree to use their respective reasonable good faith efforts to structure the purchase and sale of DLJ's Partnership Interest and issuance of GII Qualified Capital Stock described in this Section 6.4 (the "Conversion") in a manner that reduces or eliminates the federal income tax liability, if any, to DLJ arising from the Conversion. Notwithstanding anything to the contrary in this Section 6.4, (i) GII shall not be required to consummate any Conversion upon the exercise of the DLJ Conversion Right unless such Conversion is structured in the manner described in Sections 6.4(a) and (b), or is otherwise acceptable to GII, and (ii) DLJ shall not be required to consummate any Conversion upon the exercise of the GII Conversion Right unless such Conversion is structured (A) in the manner described in Sections 6.4(a) and (b) and does not cause any net income or net gain to be included in the federal taxable income of DLJ or (B) in a manner otherwise acceptable to DLJ; provided, however, that DLJ shall be required in all events to consummate a Conversion in the manner described in Sections 6.4(a) and (b) in connection with any IPO Conversion, Demand Registration Conversion or Liquidation Conversion, regardless of Section 6.4(c)(ii).

      Section 6.5 ASSIGNEES

      (a) The Partnership shall not recognize for any purpose any purported Disposition of all or any fraction of the interest of a Partner unless the provisions of this Article 6 have been satisfied, all costs of such Disposition have been paid by the assigning Partner, such Disposition is exempt from registration under the Securities Act of 1933, as amended, the Delaware Securities Act, as amended, and the securities act of any other state and there is delivered to the General Partner, if requested by the General Partner, an opinion of counsel reasonably satisfactory to the General Partner with respect thereto, and there is filed with the Partnership a written and dated notification of such Disposition, in form satisfactory to the General Partner, executed by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (1) contains the acceptance by the purchaser, assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such Disposition was made in accordance with all applicable securities laws and regulations (including suitability standards). Any Disposition shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within fifteen (15) days of the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

      (b) Any Partner who Disposes of all its interest in the Partnership shall cease to be a Partner, except that, unless and until a substituted Partner has been admitted into the Partnership, such assigning Partner shall retain the statutory rights of the assignor of a partner's interest under the Act.

      (c) A person who is the assignee of all or any fraction of the interest of a Partner, but does not become a substituted Partner, and desires to make a further Disposition of such interest, shall be subject to all the provisions of this Article to the same extent and in the same manner as any Partner desiring to make a Disposition of its interest.

      Section 6.6 SUBSTITUTED PARTNERS

      (a) No Partner shall have the right to substitute in its place a purchaser, assignee, transferee, donee, heir, legatee or other recipient of all or any portion of the Partnership Interest of such Partner. Any such purchaser, assignee, transferee, donee, legatee, distributee or other recipient of an interest shall be admitted to the Partnership as a substituted Partner only with the consent of the General Partner which consent may be granted or withheld by any Partner in it sole discretion.

      (b) No person shall become a substituted Partner until such person has satisfied the requirements of this Article 6; provided, however, that for the purpose of allocating Profits, Losses and other items and distributing cash available for distribution, a person shall be treated as having become, and as appearing in the records of the Partnership as, a Partner, as the case may be, on such date as the Disposition was recognized by the Partnership pursuant to
Section 6.3.

                                    ARTICLE 7

               BOOKS AND RECORDS; ACCOUNTING; REPORTING; OFFICERS

      Section 7.1 BOOKS AND RECORDS

      The books and records of the Partnership shall be maintained by the General Partner at the principal office of the Partnership and shall be available for examination at such office by any Partner or its duly authorized representatives during regular business hours. Any Partner, at its own expense, may cause an audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.

      Section 7.2 ACCOUNTING BASIS FOR TAX REPORTING PURPOSES; FISCAL YEAR

      The books and records of the Partnership shall be kept on the accrual method of reporting for tax and financial reporting purposes. The Fiscal Year of the Partnership shall end on the Saturday closest to December 31 of each year.

      Section 7.3 REPORTS

      The General Partner shall cause the Partnership to send to each Partner a copy of each federal income tax return of the Partnership for the Fiscal Year that ended, together with such other tax information as shall be necessary for the preparation by each Partner of its federal and state income tax returns, immediately upon filing of such federal income tax return with the Internal Revenue Service, but at no time later than the due date for such return, as may be extended.

      Section 7.4 OFFICERS; NUMBER

      The principal Officers of the Partnership shall consist of any or all of the following: the President, one or more Vice Presidents, the Treasurer and the Secretary, and such other Officers and assistant Officers and agents as may be deemed necessary and elected or appointed by the General Partner, at such time and in such manner and for such terms as the General Partner may prescribe. Any two or more offices may be held by the same person.

      Section 7.5 GENERAL DUTIES OF OFFICERS

      All Officers and agents of the Partnership, as between themselves and the Partnership, shall have such authority, perform such duties and manage the Partnership as may be provided in this Agreement or as may be determined by the General Partner not inconsistent with this Agreement.

      Section 7.6 ELECTION, TERM OF OFFICE AND QUALIFICATIONS OF OFFICERS

      (a) The Officers shall be chosen by the General Partner. Each Officer shall hold office until a successor is chosen and qualified or until the death, resignation, or removal of such Officer.

      (b) The initial Officers of the Partnership are listed on Schedule 2 attached hereto.

      Section 7.7 REMOVAL OF OFFICERS

      Any Officer or agent appointed by the General Partner may be removed (with or without cause) by the General Partner whenever in its sole judgment the best interests of the Partnership will be served by such removal.

      Section 7.8 RESIGNATION OF OFFICERS

      Any Officer may resign at any time by giving written notice to the General Partner. Such resignation shall take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall be without prejudice to the contract rights, if any, of the Partnership.

      Section 7.9 VACANCIES

      Any vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in this Agreement for election or appointment to such office.

      Section 7.10 THE PRESIDENT

      The President shall have active management of the operations of the Partnership, subject, however, to the control of the General Partner. The President shall, in general, perform all duties incident to the office of President and such other duties as from time to time may be assigned by the General Partner.

      Section 7.11 THE VICE PRESIDENT

      Each Vice President shall have such powers and perform such duties as the General Partner may from time to time prescribe or as the President may from time to time delegate to such officer. At the request of the President, any Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the General Partner may designate any Vice President to perform the duties of the President. The General Partner may appoint different types of vice presidents with different day-to-day management responsibility over the operations of the Partnership, including but not limited to the power to employ persons to accomplish the purposes of the Partnership.

      Section 7.12 THE SECRETARY

      The Secretary shall keep or cause to be kept in books provided for that purpose, minutes of the meetings of the Partners; shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the General Partner or the President.

      Section 7.13 THE TREASURER

      The Treasurer shall be the principal financial officer of the Partnership; shall have charge and custody of and be responsible for all funds of the Partnership and deposit all such funds in the name of the Partnership in such banks, trust companies or other depositories as shall be selected by the General Partner; shall receive and give receipts for moneys due and payable to the Partnership from any source; and, in general, shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the General Partner or the President. The Treasurer shall render to the General Partner, whenever the same shall be required, an account of all transactions accomplished as Treasurer and of the financial condition of the Partnership. The Treasurer shall, if required to do so by the General Partner, give the Partnership a bond in such amount and with such surety or sureties as may be ordered by the General Partner, for the faithful performance of the duties of office and for the restoration to the Partnership, in the case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind belonging to the Partnership which are held or controlled by the Treasurer.

      Section 7.14 INDEMNIFICATION

      The Officers shall be indemnified by the Partnership to the extent and in the manner described in Section 4.7.

                                   ARTICLE 8

          DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

      Section 8.1 EVENTS CAUSING DISSOLUTION

      (a) The Partnership shall be dissolved upon the happening of any of the following events:

            (1) the expiration of its term;

            (2) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership or the General Partner to be bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom;

            (3) the election to dissolve the Partnership by the General Partner;

            (4) the entry of a decree of judicial dissolution under the Act.

      (b) Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership's business and affairs, and the assets of the Partnership have been distributed as provided in Section 8.2.

      (c) Notwithstanding anything in Section 8.1(a), if a dissolution of the Partnership would otherwise occur due to the occurrence of an event of dissolution under Section 8.1(a)(2), the Partnership may be reconstituted if either (i) there remains at least one General Partner and such remaining General Partner or General Partners elect to continue the business of the Partnership or
(ii) within ninety (90) days of such event of dissolution all remaining Partners agree in writing to continue the business of the Partnership and, to the extent they desire, or if there is no remaining General Partner, the Limited Partners agree to the appointment of one or more new General Partners effective as of the date of such event of dissolution.

      Section 8.2 LIQUIDATION; SALE OF SUBSTANTIALLY ALL OF THE ASSETS

      (a) Upon dissolution of the Partnership, the General Partner may cause any part or all of the Partnership assets to be sold in such manner as the General Partner shall reasonably determine in an effort to obtain the best prices for such assets (provided, however, that the General Partner may distribute Partnership assets in kind to the Partners to the extent practicable). During the liquidation period, the General Partner shall have the right to continue to operate and otherwise to deal with Partnership property to the same extent the General Partner has such right prior to dissolution of the Partnership. In the event that the sole remaining General Partner has dissolved, withdrawn or becomes bankrupt or legally incapacitated, the Limited Partner may, within 30 days after any such occurrence, appoint a person to perform the functions of the General Partner in liquidating the assets of the Partnership and winding up its affairs.

      (b) In settling accounts after dissolution, the assets of the Partnership shall be paid or distributed in the following order:

            (1) to third party creditors, in the order of priority as provided by law;

            (2) then, to the Partners for any unreimbursed costs and expenses owing to the Partners pursuant to this Agreement;

            (3) then, to the repayment of any loans, with interest, made by any Partner to the Partnership, and if more than one Partner has any outstanding loans owing from the Partnership, such repayment shall be made, pro rata, in accordance with the total amount outstanding to each Partner;

            (4) then, an amount equal to the then remaining positive balances in the Capital Accounts of the Partners shall be distributed to the Partners in proportion to the amount of such balances; and

            (5) then, any remainder shall be distributed to the Partners, pro rata, in accordance with their respective Unit Allocation.

      Section 8.3 DISTRIBUTIONS IN KIND

      If any assets of the Partnership are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if such property had been sold for cash at its fair market value and the net proceeds thereof distributed to the Partners. In the event that distributions in kind are made to the Partners, the Capital Account balances of such Partners shall be adjusted to reflect the Partners' allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

                                    ARTICLE 9

                                POWER OF ATTORNEY

      Section 9.1 APPOINTMENT OF THE GENERAL PARTNER AS ATTORNEY-IN-FACT

      (a) Each Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints the General Partner, its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances that may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including without limitation:

            (1) all certificates and other instruments, including, but not limited to, counterparts of this Agreement, and any amendment thereof that the General Partner deems appropriate to qualify or continue the Partnership as a partnership or a partnership in which the Limited Partner will have limited liability comparable to that provided by the Act, in the jurisdictions in which the Partnership may conduct business;

            (2) any amendment, supplement or restatement of this Agreement approved by the Partners in accordance with Section 10.12;

            (3) any amendment to this Agreement to reflect the withdrawal, addition or substitution of a Partner other than the General Partner pursuant to this Agreement;

            (4) all instruments that the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

            (5) all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

      (b) The appointment of the General Partner by each Limited Partner as agent and attorney-in-fact shall be deemed irrevocable and to be a power coupled with an interest and shall survive the legal incapacity of any person hereby giving such power and the Disposition of all or any part of the Partnership Interest of such person; provided, however, that in the event of the Disposition by a Limited Partner of all its interest, the foregoing power of attorney shall survive such Disposition only until such time as the transferee shall have been admitted to the Partnership as a limited partner, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

      Section 10.1 ADDRESS FOR NOTICES

      All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the parties at the addresses set forth herein or at such other addresses as the Partner may hereafter specify in writing. Such notices may be delivered by hand or by telex, telegram or telecopy, or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices which are hand delivered or delivered by telex, telegram or telecopy shall be deemed given on the date of delivery. All notices which are mailed in the manner provided above shall be deemed given five (5) days after being mailed.

      Section 10.2 ADDITIONAL DOCUMENTS AND ACTS

      In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Partners agree to execute such additional documents and papers, and to perform and do such additional acts as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

      Section 10.3 ASSUMED NAME

      The Partners shall execute and file all assumed name certificates required by applicable law.

      Section 10.4 QUALIFICATION IN FOREIGN JURISDICTIONS

      The Partners shall take such steps as are necessary or desirable to allow the Partnership to conduct business in any jurisdiction where the Partnership desires to conduct business.

      Section 10.5 APPLICABLE LAW

      This Agreement and the rights of the Partners shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. With respect to all matters not expressly provided for in this Agreement, the Act and other applicable partnership laws of the State of Delaware shall apply and control. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

      Section 10.6 WAIVER OF ACTION FOR PARTITION BY PARTNERS

      Each Partner irrevocably waives during the term of the Partnership any right which it may have to maintain any action for partition with respect to any asset of the Partnership.

      Section 10.7 CREDITORS NOT BENEFITTED

      Nothing in this Agreement is intended to nor shall it benefit any creditor of the Partnership. No creditor of the Partnership will be entitled to require the General Partner to solicit or accept any loan or Additional Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

      Section 10.8 NUMBERS AND GENDER

      Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a "person" shall mean a natural person or a corporation, association, partnership, joint venture, estate, trust or any other Entity.

      Section 10.9 BINDING EFFECT

      Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

      Section 10.10 ENTIRE AGREEMENT

      This Agreement constitutes all of the understandings and agreements of whatsoever kind and nature existing between the Partners with respect to the subject matter contained herein and supersedes all prior agreements and undertakings with respect thereto.

      Section 10.11 PLAN OF PERFORMANCE

      The obligations of the panties hereto are performable in Travis County, Texas.

      Section 10.12 AMENDMENT

      Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners; provided, however, that the General Partner may amend the Agreement without the consent of any other Partner to reflect (a) the withdrawal, addition, substitution or admission of new Limited Partners pursuant to this Agreement or (b) an adjustment of interests in the Partnership as provided in Section 3.2 of this Agreement.

      Section 10.13 SEVERABILITY

      If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by applicable law.

      Section 10.14 SECTIONS

      Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

      Section 10.15 CAPTIONS

      The titles and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

      Section 10.16 NO WAIVER

      No waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Partner to complain of any act or omission of any other Partner, or to declare such other Partner in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Partner shall entitle such defaulting Partner to any other or further notice or demand in similar or other circumstances.

      Section 10.17 ADDITIONAL REMEDIES

      Unless the context requires otherwise, the rights and remedies of the Partners hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

      Section 10.18 U.S. DOLLARS

      All references in this Agreement to dollar amounts shall refer to United States currency.

      Section 10.19 APPROVALS

      Except where otherwise indicated, all approval, consent and other similar rights of the General Partner or of the Limited Partners pursuant to this Agreement may be exercised by such parties, and such approvals and consents may be granted or denied by such parties, in their sole and absolute discretion.

      Section 10.20 COUNTERPARTS

       This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                               GENERAL PARTNER:

                               GOLFSMITH GP HOLDINGS, INC.

                               By:    /s/ Carl F. Paul
                                     -------------------------------------------
                               Name:  Carl F. Paul
                                     -------------------------------------------
                               Title: President
                                     -------------------------------------------


                               LIMITED PARTNERS:

                               GOLFSMITH INTERNATIONAL, INC.

                               By:    /s/ Franklin C. Paul
                                     -------------------------------------------
                               Name:  Franklin C. Paul
                                     -------------------------------------------
                               Title: Executive Vice President
                                     -------------------------------------------


                               DLJ INVESTMENT PARTNERS, L.P.

                               By:    /s/ Ivy Dodes
                                     -------------------------------------------
                               Name:  Ivy Dodes
                                     -------------------------------------------
                               Title: Vice President
                                     -------------------------------------------


                               DLJ INVESTMENT FUNDING, INC.


                               By:    /s/ Ivy Dodes
                                     -------------------------------------------
                               Name:  Ivy Dodes
                                     -------------------------------------------
                               Title: Vice President
                                     -------------------------------------------


                               DLJ ESC II L.P.

                               By:    /s/ Ivy Dodes
                                     -------------------------------------------
                               Name:  Ivy Dodes
                                     -------------------------------------------
                               Title: Vice President
                                     -------------------------------------------

                            GOLFSMITH HOLDINGS, L.P.
                                   SCHEDULE 1
   Names, Addresses, Capital Contributions and Unit Allocation of the Partners

Names and Addresses             Initial Capital                         Unit
of Partners                      Contributions         Units         Allocation
General Partner:

Golfsmith GP Holdings, Inc       $   1,000.00          1,000            1.000%
Attention: President
11000 N. I-H 35
Austin, Texas 78753
Fax No. (512) 837-1019

Limited Partners:

Golfsmith International, Inc.    $  91,500.00         91,500           91.500%
Attention: President
11000 N. I-H 35
Austin, Texas 78753
Fax No. (512) 837-1019

DLJ Investment Partners, L.P.    $   6,060.00          6,060            6.060%
277 Park Avenue
New York, NY 10172
Fax No. (212) 892-7552

DLJ Investment Funding, Inc.     $     864.00            864            0.864%
277 Park Avenue
New York, NY 10172
Fax No. (212) 892-7552

DLJ ESC II L.P.                  $     576.00            576            0.576%
277 Park Avenue
New York, NY 10172
Fax No. (212) 892-7552

       TOTAL                     $ 100,000.00        100,000            100.0%
                                 ============        =======            =====

                            GOLFSMITH HOLDINGS, L.P.

                                   SCHEDULE 2

                                Initial Officers

 Carl F. Paul            Chief Executive Officer and President
 Franklin C. Paul        Executive Vice-President
 Mark Osborn             Vice-President and Chief Financial Officer
 Curtis S. Young         Vice-President of Operations
 James B. Sanders        Vice-President
 Kenneth L. Brugh        Vice-President and General Manager
 Thomas W. Wishon        Vice-President and Chief Technical Officer
 Paula F. Baker          Vice-President of Retail
 Steve Jones             Vice-President of Marketing and List Management
 Barbara M. Paul         Secretary and Treasurer